SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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BOINGO WIRELESS, INC.
(Name of registrant as specified in its charter)

IDES CAPITAL MANAGEMENT LP
IDES CAPITAL OPPORTUNITIES FUND, LP
IDES CAPITAL ADVISORS LLC
IDES CAPITAL PARTNERS LP
IDES CAPITAL GP LLC
DIANNE MCKEEVER
ROBERT LONGNECKER
KAREN FINERMAN
BRADLEY STEWART
(Name of person(s) filing proxy statement, if other than the registrant)
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Ides Capital Management LP ("Ides Capital") together with the other participants named herein intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of the individuals nominated by Robert Longnecker, a Partner and Director of Ides Capital, at the upcoming 2016 annual meeting of stockholders of Boingo Wireless, Inc.

On March 24, 2016, Ides Capital issued the following press release:

Ides Capital Nominates Two Directors for Board of Boingo Wireless
Sees Significant Gap between Boingo's Value and Its Current Share Price, Which is Down 46% Since IPO
Board Refresh Needed to Correct Poor Pattern of Corporate Governance and Lack of Diversity
Ides Nominees Karen Finerman and Bradley Stewart are Highly-Qualified and Well-Positioned to Effect Lasting Change

March 24, 2016 09:15 AM Eastern Daylight Time
NEW YORK--(BUSINESS WIRE)--Ides Capital Management LP ("Ides Capital) announced today that its affiliates, who are shareholders of Boingo Wireless, Inc. (NASDAQ: WIFI) ("Boingo" or "the Company"), have nominated two highly-qualified, independent candidates for election to the Board of Directors ("the Board") of Boingo at the Company's 2016 Annual Meeting.
Dianne McKeever, Chief Investment Officer at Ides Capital, said:
"Ides Capital's intention has always been to work constructively with Boingo to address what we believe is a significant gap between the Company's intrinsic value and its current share price. We sought to have meaningful conversations with management and the Nominating and Governance Committee in hopes of working through the Company's nomination process, but are disappointed that the Company has been dragging its feet.
The Company's performance in recent years has been woefully poor. Since its initial public offering at $13.50 in May 2011, Boingo's share price is down 46%. In each of the past three years, the Company has reported a loss from operations that has continued to deteriorate, topping $21 million in 2015.
Poor performance has gone hand in hand with poor corporate governance at Boingo. The Company has combined the role of CEO and Chairman and has a staggered Board structure that limits shareholders' ability to effect change. Further, we believe management compensation structures are misaligned with shareholders' interests, with an overreliance on revenue goals and little focus on profitability.
We believe that our two highly-qualified director nominees would be important advocates for shareholder interests, would bring much needed diversity to the Boingo Board, and would be well-positioned to improve corporate governance at the Company and ultimately maximize shareholder value. We hope to be able to engage in a dialogue with Boingo and the Board that is open and transparently fair in order to address our concerns."
Ides' nominees for the Boingo Board are:
•
Karen Finerman. Ms. Finerman is the co-founder of Metropolitan Capital Advisors, a New York-based investment management firm, and previously served as MCA's CEO. Previously, she was the Lead Research Analyst for the Risk Arbitrage department at DLJ Securities Corp. She serves as a permanent panelist on CNBC's Fast Money. Ms. Finerman holds a B.S. in Economics from the University of Pennsylvania's Wharton School. Ides believes that Ms. Finerman's nearly 25 years of experience as head of an investment firm with interests in a broad range of industries will make her a valuable addition to the Board.

•
Bradley Stewart. Mr. Stewart is CEO and a member of the Board of Directors of XOJET, a leading private aviation services company. He also serves as a Senior Advisor to TPG Growth, the middle market and growth equity investment platform of TPG. Previously, Mr. Stewart served as a Vice President at Parthenon Capital Partners, a private equity firm, and as a management consultant at McKinsey & Company. Mr. Stewart holds a B.S.B. in Corporate Finance from the University of Minnesota and an M.B.A. from Columbia University. Ides believes that Mr. Stewart's management experience and financial and operations expertise will make him a valuable addition to the Board.

About Ides Capital Management LP
Ides Capital Management LP is a New York-based investment advisor focused on small and mid-capitalization public companies that are deeply undervalued and provide a margin of safety. Ides seeks to constructively engage with management teams and corporate boards to implement positive changes to drive long-term value to the benefit of all stockholders and to improve corporate governance practices, including a strong focus on boardroom diversification.
CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Ides Capital Management LP ("Ides Capital") together with the other participants named herein (collectively, "Ides"), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of the individuals nominated by Robert Longnecker, a Partner and Director of Ides Capital, at the 2016 annual meeting of stockholders of Boingo Wireless, Inc. (the "Company").
IDES STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.
The participants in the proxy solicitation are anticipated to be Ides Capital, Ides Capital Opportunities Fund, LP, Ides Capital Advisors LLC, Ides Capital Partners LP, Ides Capital GP LLC (collectively, the "Ides Entities"), Dianne McKeever, the Chief Investment Officer of Ides Capital, Robert Longnecker, a Partner and Director of Ides Capital, Karen Finerman and Bradley Stewart (collectively, the "Participants").
As of the date hereof, Ms. McKeever directly owned 3,250 shares of common stock, $0.0001 par value (the "Common Stock"), of the Company. As of the date hereof, Mr. Longnecker beneficially owned 101,677 shares of Common Stock, including (i) 17,000 shares owned directly, (ii) 65,777 shares held in managed accounts over which he has voting and dispositive power and (iii) 18,900 shares held in managed accounts over which he has dispositive power. As of the date hereof, Mr. Stewart directly owned 10,010 shares. As of the date hereof, neither Ms. Finerman nor any of the Ides Entities beneficially owned any shares of Common Stock.
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Media
Sloane & Company
Dan Zacchei, 212-486-9500
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or
Jaimee Pavia, 212-486-9500
Jpavia@sloanepr.com